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                                                                    EXHIBIT 10.2


FOR IMMEDIATE RELEASE                        Contact:  Michael J. Rockenbach
                                                       Chief Financial Officer
                                                       (714) 513-8213



                    EMULEX ANNOUNCES TWO-FOR-ONE STOCK SPLIT

     Costa Mesa, Calif., October 12, 1999. . . Emulex Corporation (NASDAQ:EMLX), a leader in fibre channel technology and products, announced today that its Board of Directors has authorized the Company to amend its Certificate of Incorporation to increase its authorized shares of Common Stock from 20,000,000 to 120,000,000 and to split its outstanding shares on a two-for-one basis, subject to the approval of the amendment by the holders of a majority of the Company's outstanding shares. Stockholders of record on October 4, 1999 will be entitled to vote on the Amendment of the Certificate of Incorporation at the annual stockholders meeting scheduled to be held on November 18, 1999 at the Company's headquarters in Costa Mesa, California.

The Company expects to mail its Notice of Annual Meeting of Stockholders on or after October 22, 1999. If the proposal is approved by the stockholders, the aggregate number of post-split shares of common stock that will be issued and outstanding will be approximately 35 million. The Company expects to announce the effective date of the stock split as soon as practicable after the approval of the Amendment of the Certificate of Incorporation.

     Emulex is a leading designer, developer and supplier of a broad line of fibre channel host adapters, hubs, ASICs and software products that enhance access to, and storage of, electronic data and applications. The company's products are based on internally developed ASIC technology, are deployable across a variety of heterogeneous network configurations and operating systems, and enhance data flow between computers and peripherals. Emulex's products offer customers the combination of critical reliability, scalability, high performance and customization for mission-critical server and storage system applications. The company also markets traditional networking products such as printer servers and network access products, including communications servers and WAN adapters. Emulex markets to OEMs and end users through its own worldwide selling organization, as well as two-tier distribution partners. Corporate headquarters are located in Costa Mesa. News releases and other information about Emulex are available via the Web at http://www.emulex.com.
                                                      ---------------------

EMULEX  the fibre channel company

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the following: the fact that the Company's markets are characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products and enhancements, and the Company's ability to respond to such changes; maturation in the network access server and printer server products; the fact that the fibre channel market is at an early stage of development; the highly competitive nature of the markets for the Company's products; the Company's ability to attract and retain skilled personnel; the Company's reliance on third party suppliers for components used in the Company's products and on manufacturing subcontractors that assemble and distribute the Company's products; and the Company's reliance on certain OEMs, distributors and key customers. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Form 10-K and Form 10-Q.

This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.